Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in a Registration Statement on Form S-8 (File No. 333-180778) of Erickson Air-Crane Incorporated of our report dated March 22, 2013, on the consolidated financial statements of Evergreen Helicopters, Inc. and subsidiaries (EHI), which expresses an unqualified opinion and includes an emphasis of matter paragraph describing uncertainty as to the ultimate outcome and the impact of continuing defaults on debt obligations of EHI and debt obligations guaranteed by EHI, which report appears in this Form 8-K/A.

/s/ GHP HORWATH, P.C.

Denver, Colorado

June 10, 2013